EXHIBIT 12.1

                 IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

                                                                    Fiscal Year Ended September 30
                                          -------------------------------------------------------------------------------
                                              1998             1997           1996           1995            1994
                                          --------------  --------------  -------------  ------------  ------------------
Earnings
  Income (loss) from continuing operations     $ (83,050)     $ 122,362     $ 164,893      $ 115,011      $   1,996
  Add:
     Loss from unconsolidated affiliate                                                                     117,158
     Provision for income taxes                    8,863         90,751       107,984         75,501         41,315
     Fixed charges                               228,365        192,021       127,970         82,672         60,481

                                               ---------      ---------     ---------      ---------      ---------
  Earnings, as adjusted               (A)      $ 154,178      $ 405,134     $ 400,847      $ 273,184      $ 220,950
                                               =========      =========     =========      =========      =========


Fixed charges
  Other interest expense, including
    interest on capital leases                 $ 199,816      $ 146,117     $ 105,222      $  61,888      $  44,096
  Estimated interest component of
    rental expense                                28,549         27,203        22,748         20,784         16,385
  Prepayment penalties on early
    extinguishment of debt                                       18,701

                                               ---------      ---------     ---------      ---------      ---------
  Total fixed charges                 (B)      $ 228,365      $ 192,021     $ 127,970      $  82,672      $  60,481
                                               =========      =========     =========      =========      =========

Ratio of earnings to fixed charges
             (A) divided by (B)                      0.7 (1)        2.1 (2)       3.1 (3)        3.3            3.7
                                                     ===            ===           ===            ===            ===
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(1)   Excluding the effect of transformation costs and the loss from asset impairment, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1998 is 1.1.

(2) Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1997 is 2.8.

(3) Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1996 is 3.3.